EXHIBIT 5.1
                       [LETTERHEAD OF CALPINE CORPORATION]



July 16, 2004

Board of Directors
Calpine Corporation
50 West San Fernando Street
San Jose, CA 95113

Ladies and Gentlemen:

     I am Executive Vice President and General Counsel of Calpine Corporation, a Delaware corporation (the "Company"). I am providing this opinion in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of 21,000,000 shares of the Company's common stock, par value $.001 per share (the "Shares"), for offer and sale under the Company's 1996 Stock Incentive Plan, as amended (the "Plan"). The registration is being effected pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on July 16, 2004 (the "Registration Statement").

     I have reviewed, or persons acting under my direction have reviewed, such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of rendering this opinion, including (i) the Certificate of Incorporation and the Bylaws of the Company, (ii) minutes of the corporate proceedings of the Company with respect to the proposed issuance and registration of the Shares and (iii) the Registration Statement and each of the exhibits thereto. I have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by me to be responsible as to any facts material to the opinions expressed herein.

     Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, and when issued in accordance with the terms and conditions of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

     I am a member of the bar of the State of California. I do not purport to be an expert in, and do not express any opinion on, any laws other than the Delaware General Corporation Law.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act.

                                              Very truly yours,


                                              /s/ LISA M. BODENSTEINER


                                              Lisa Bodensteiner
                                              Executive Vice President and
                                              General Counsel